Exhibit 99.1

Destination XL Group, Inc. Reports Second Quarter Financial Results

Net Income of $0.18 per diluted share, Adjusted Net Income of $0.23 per diluted share

Announces Long-Term Strategic Plan to Scale Greater Investments in Growth Initiatives

CANTON, Mass., August 24, 2023 – Destination XL Group, Inc. (NASDAQ: DXLG), the leading integrated-commerce specialty retailer of Big + Tall men’s clothing and shoes, today reported operating results for the second quarter of fiscal 2023, and updated sales and earnings guidance for the fiscal year.

Second Quarter Financial Highlights

•
Total sales for the second quarter were $140.0 million, down 3.2% from $144.6 million in the second quarter of fiscal 2022. Comparable sales for the second quarter of fiscal 2023 decreased 1.4% as compared to the second quarter of fiscal 2022.
•
Net income for the second quarter was $0.18 per diluted share, as compared to net income of $0.85 per diluted share in the second quarter of fiscal 2022. Results for the second quarter of fiscal 2023 included a pre-tax charge of $4.2 million, in connection with the decision to terminate the frozen pension plan. Results for the second quarter of fiscal 2022 included an income tax benefit of $35.5 million, related to the release of the valuation allowance against deferred taxes.
•
On a comparative basis, adjusted net income (a non-GAAP measure), was $0.23 per diluted share for the second quarter of fiscal 2023 as compared to $0.24 per diluted share for the second quarter of fiscal 2022.
•
Adjusted EBITDA (a non-GAAP measure) for the second quarter was $22.9 million, or 16.4% of sales, as compared to $25.9 million, or 17.9% of sales in the second quarter of fiscal 2022.
•
Utilized free cash flow to repurchase 2.2 million shares of common stock for $10.8 million, or an average cost of $4.81 per share.
•
Total cash and investments were $62.8 million at July 29, 2023, as compared to $22.2 million at July 30, 2022, with no outstanding debt for either period.

Management’s Comments

“Our second quarter comparable sales decrease of 1.4% was in line with our expectations. Despite achieving our quarterly forecast, our consumer is battling ongoing, adverse economic headwinds, and we are trimming our financial outlook for the remainder of the year. We now expect our sales to range from $535.0 million to $545.0 million with an adjusted EBITDA margin of 11.0% to 12.0%,” said Harvey Kanter, President and Chief Executive Officer.

Kanter continued, “Beyond fiscal year 2023, I’m eager to share with you where we see the Company heading in the next three to five years. We have begun a long-range strategic growth plan to meaningfully accelerate the trajectory of the Company through three specific growth initiatives: marketing and brand-building, store development, and alliances/collaborations. We believe the plans we have developed to continue DXL’s growth to be further transformative and I have extended my employment agreement through August 2026 to lead the execution of these plans. I’m highly motivated to see it through, and I look forward to sharing with you how we expect to get there.”

“It is important to note that DXL is in a fundamentally different position today than it was pre-pandemic. We have recapitalized our balance sheet to provide a greater level of financial flexibility, we have invested in our technical capabilities, and we have upgraded our leadership team to drive a heightened level of operational excellence. This all provides us with the opportunity to invest significantly in brand and awareness building that we lack today and that will be critical in helping us reach the underserved Big & Tall consumer. We have been buying back stock because we believe in our future. Let me be clear about this: We believe we are a growth company and greater growth is yet to come,” Kanter concluded.

Our Future Growth Strategy

Our goal is to meaningfully accelerate the trajectory of the Company over the next three to five years, by focusing on three specific growth initiatives: marketing and brand-building, store development, and alliances/collaborations.

Marketing and Brand-Building: We believe one of our greatest opportunities is to address our overall brand awareness levels. Over the past few years, we have transformed our brand position and differentiated ourselves in terms of experience, fit, and assortment. However, many of our target consumers simply do not know DXL. We now have the financial flexibility, informed consumer research, and the right messaging to invest in building our brand. For the past several years, our advertising-to-sales ratio has been between 5.0% to 6.0%. Our plan is to increase our advertising-to-sales ratio over the next few years. We expect over the next few years to invest more in brand building and top-of-funnel marketing to grow our customer file.

Store Development: As we have stated before, we believe there are at least 50 net new store opportunities. New store development addresses another factor critical to our growth. While we have stores in every major metro market across the United States, there are voids in certain markets where big & tall consumers are not being serviced by a DXL. In our most recent research across 2,500 big + tall men, both customers and non-customers, 49% self-reported that they do not shop with us because a store is not near them, while 37% self-reported that they do not shop with us because a store location is not convenient. This year, we expect to open our first three new stores since fiscal 2018, with plans to open another 10 new stores in fiscal 2024 and 15 to 20 new stores in fiscal 2025.

Alliances/Collaborations: We strongly believe that our "fit authority" is one of our biggest assets and that we can develop successful collaborations with other brands, who are interested in finding a cost-effective way to expand their offering to include big & tall men's apparel. In September, we will be launching Untuckit, Fit by DXL in partnership with Untuckit to be sold exclusively by DXL. In addition, we also are adding Hugo Boss and Faherty to our list of national brands this Fall, each with a level of merchandise exclusivity that cannot be found elsewhere. We believe these examples are only the beginning, and we are working in real-time on additional retail brand alliances. Lastly, we also launched our new fit technology and size mapping in two of our stores, with plans to expand to an additional 10 stores by the end of the month.

Second Quarter Results

Sales

Total sales for the second quarter of fiscal 2023 were $140.0 million, as compared to $144.6 million in the second quarter of fiscal 2022. Comparable sales for the second quarter decreased 1.4% with comparable sales from our stores down 1.4% and our direct business down 1.3%. The remainder of the decrease was due to sales from closed stores and a decrease in non-comparable sales.

During the quarter, we saw a decrease in dollars per transaction, as a result of inflationary pressures which impacted customer spending. These decreases were partially offset by an increase in conversion. Despite these headwinds, during the quarter we saw comparable sales improve each month, with May down 2.8%, June down 1.7% and July up 1.0%. Both stores and our direct business improved throughout the quarter, driven largely by improvement in traffic to our stores and growth in our mobile app and email marketing. During the first few weeks of the third quarter, up against a very strong prior year, comparable sales have decreased in the mid-single digits.

Gross Margin

For the second quarter of fiscal 2023, our gross margin rate, inclusive of occupancy costs, was 50.3% as compared to a gross margin rate of 52.1% for the second quarter of fiscal 2022.

Our gross margin rate decreased by 180-basis points, with a decrease in merchandise margin of 110-basis points and an increase of 70-basis points in occupancy costs primarily due to the deleveraging of sales and increased rents as a result of lease extensions. The decrease in merchandise margin of 110-basis points was due to continued cost pressures on certain private-label merchandise, much of which we continued to absorb rather than passing on to the customer through price increases. We also experienced increased shipping costs related to direct-to-consumer shipments and costs related to our loyalty program with more sales tendered with loyalty certificates, as compared to the second quarter of fiscal 2022. These cost increases were partially offset by lower inbound freight costs. For the year, we expect gross margin rates to be approximately 100-basis points lower than fiscal 2022.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the second quarter of fiscal 2023 were 33.9% as compared to 34.2% for the second quarter of fiscal 2022.

On a dollar basis, SG&A expenses decreased by $2.0 million as compared to the second quarter of fiscal 2022. The decrease was primarily due to a decrease in performance-based incentive accruals and marketing costs, partially offset by an increase in payroll-related costs from new positions added in the past year to support our long-range growth initiatives.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing and other store and direct operating costs, represented 19.5% of sales in the second quarter of fiscal 2023 and fiscal 2022. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 14.4% of sales in the second quarter of fiscal 2023 as compared to 14.7% of sales in the second quarter of fiscal 2022. Marketing costs were 5.0% of sales for the second quarter of fiscal 2023 as compared to 5.4% of sales for the second quarter of fiscal 2022. For fiscal 2023, marketing costs are expected to be approximately 5.7% of sales.

Loss from Termination of Pension Plan

During the second quarter of fiscal 2023, the Company identified an opportunity to eliminate a variable liability by taking advantage of the current high-interest rate environment and terminating the frozen pension plan. We completed a partial settlement of the pension obligation in the second quarter through the purchase of annuities. We made a cash contribution to the plan during the first six months of fiscal 2023 of $1.6 million. The remaining pension liability as of July 29, 2023, is approximately $0.2 million. In the second quarter of fiscal 2023, we recognized a charge of $4.2 million, representing a pro-rata portion of the unrealized loss which is part of accumulated other comprehensive loss on the balance sheet. We expect to settle the remaining obligation and terminate the plan by the end of fiscal 2023.

Interest Income (Expense), Net

Net interest income for the second quarter of fiscal 2023 was $0.5 million, as compared to interest expense of $0.1 million for the second quarter of fiscal 2022. For the second quarter of fiscal 2023, interest income was earned from investments in U.S. government-backed investments and money market accounts. Interest costs for both periods were minimal because we had no outstanding debt and no borrowings under our credit facility during either period.

Income Taxes

As a result of releasing substantially all of the valuation allowance against our deferred tax assets during fiscal 2022, we have returned to a normal tax provision for fiscal 2023. Accordingly, for the second quarter of fiscal 2023, the effective tax rate was 26.4%. For the second quarter of fiscal 2022, our tax benefit of $35.1 million reflected the release of approximately $35.5 million, or $0.53 per diluted share, in valuation allowance against our deferred tax assets, partially offset by income tax expense of $0.4 million primarily in states where our usage of net operating losses was limited.

Net Income

For the second quarter of fiscal 2023, net income was $11.6 million, or $0.18 per diluted share, as compared to net income for the second quarter of fiscal 2022 of $56.9 million, or $0.85 per diluted share.

On a non-GAAP basis, assuming a normalized tax rate of 26% and adjusting for the loss on termination of the pension plan and asset impairment (gain), if any, adjusted net income for the second quarter of fiscal 2023 was $14.8 million, or $0.23 per diluted share, as compared to $16.1 million, or $0.24 per diluted share, for the second quarter of fiscal 2022.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, for the second quarter of fiscal 2023 was $22.9 million, as compared to $25.9 million for the second quarter of fiscal 2022.

Cash Flow

Cash flow from operations for the first six months of fiscal 2023 was $26.2 million as compared to $23.8 million for the first six months of fiscal 2022. Free cash flow, a non-GAAP measure, was $21.6 million for the first six months of fiscal 2023 as compared to $19.8 million for the first six months of fiscal 2022. The improvement in free cash flow was primarily due to a decrease in merchandise purchases as we continue to drive more productive inventory utilization.

We expect our capital expenditures to range from $19.0 million to $21.0 million in fiscal 2023, of which approximately $7.8 million is discretionary spending for new or improved stores with the remaining for non-discretionary, infrastructure improvements.

	For the six months ended
(in millions)	July 29, 2023	July 30, 2022
Cash flow from operating activities (GAAP basis)	$26.2	$23.8
Capital expenditures	(4.7)	(4.1)
Free Cash Flow (non-GAAP basis)	$21.6	$19.8

Non-GAAP Measures

Adjusted net income, adjusted net income per diluted share, adjusted EBITDA, adjusted EBITDA margin and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

As of July 29, 2023, we had cash and investments of $62.8 million as compared to $22.2 million as of July 30, 2022, with no outstanding debt in either period. We did not have any borrowings under our credit facility during the second quarter and, as of July 29, 2023, the availability under our credit facility was $81.8 million, as compared to $85.1 million as of July 30, 2022.

As of July 29, 2023, our inventory decreased approximately $9.2 million to $87.5 million, as compared to $96.7 million as of July 30, 2022. Managing our inventory remains a primary focus for us given the impact that inflation appears to have had on consumer spending. Based on the sales trends we started to see in March 2023, we took proactive measures and adjusted our receipt plan. At July 29, 2023, our clearance inventory was 9.3% of our total inventory, as compared to 6.9% at July 30, 2022 and still below our historical benchmark of approximately 10.0%.

Stock Repurchase Program

In March 2023, our Board of Directors approved a stock repurchase program. Under the stock repurchase program, we may repurchase up to $15.0 million of our common stock through open market and privately negotiated transactions.

During the second quarter and first six months of fiscal 2023, we repurchased 2.2 million shares at an aggregate cost, including fees, of $10.8 million, or an average cost of $4.81 per share. Shares of repurchased common stock are held as treasury stock. The stock repurchase program will expire on March 16, 2024 and may be suspended, terminated, or modified at any time for any reason.

Retail Store Information

The following is a summary of our retail square footage since the end of fiscal 2020:

	Year End 2020		Year End 2021		Year End 2022		At July 29, 2023
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	226	1,718	220	1,678	218	1,663	219	1,666
DXL outlets	17	82	16	80	16	80	16	80
CMXL retail	46	152	35	115	28	92	27	88
CMXL outlets	22	66	19	57	19	57	19	57
Total	311	2,018	290	1,930	281	1,892	281	1,891

We have executed lease agreements for three new stores, one in each of the Los Angeles, Cincinnati and New York markets. We expect these stores to open by the end of 2023. During the second quarter we completed the conversion of one Casual Male store to the DXL store format and started to remodel one existing DXL store. By the end of fiscal 2023, we expect to open 3 new DXL stores and 10 Casual Male-to-DXL conversion stores and to have begun construction on at least 5 DXL remodels. Over the next three to five years, we believe we could potentially open 50 net new DXL stores across the country.

Digital Commerce Information

We distribute our national brands and own brand merchandise directly to consumers through our stores, website, app, and third-party marketplaces. Digital commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. For the second quarter of fiscal 2023, our direct sales were $42.6 million, or 30.4% of retail segment sales, as compared to $43.7 million, or 30.2% of retail segment sales in the second quarter of fiscal 2022.

Financial Outlook

Based on our results for the second quarter of fiscal 2023 and considering the macro-economic challenges in the second half of the year, we expect sales to be approximately $535.0 million to $545.0 million, net income to be approximately $0.45 to $0.53 per diluted share and adjusted EBITDA margin to be approximately 11.0% to 12.0%. Adjusting for the expected loss on the pension plan termination, we expect adjusted net income to be approximately $0.51 to $0.59 per diluted share.

Conference Call

The Company will hold a conference call to review its financial results on Thursday, August 24, 2023, at 9:00 a.m. ET.

To participate in the live webcast, please pre-register at: https://register.vevent.com/register/BI8d663621c88842099dc4fd481d73d392. Upon registering, you will be emailed a dial-in number, and unique PIN.

For listen-only, please join and register at: https://edge.media-server.com/mmc/p/xhjiywkv. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's investor relations website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted net income, adjusted net income per diluted share, adjusted EBITDA, adjusted EBITDA margin, and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP and should not be considered superior to or as a substitute for net income, net income per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Adjusted net income and adjusted net income per diluted share is calculated by excluding any asset impairment charge (gain) and the loss from the termination of the pension plan, subtracting the actual income tax provision (benefit) and applying an effective tax rate of 26%. The Company believes that this comparability is useful in comparing the actual results period to period. Adjusted net income per diluted share is then calculated by dividing the adjusted net income by the weighted average shares outstanding for the respective period, on a diluted basis.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adjusted for any asset impairment charge (gain). Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales. The Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company’s performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton,

Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our guidance for fiscal 2023, including expected sales, net income, gross margin and adjusted EBITDA margin; expected sales trends for fiscal 2023; the expected impact of marketing initiatives in the second half of fiscal 2023 and marketing costs for fiscal 2023; expected capital expenditures in fiscal 2023; expected store openings and store conversions in fiscal 2023; our performance as compared to the overall retail apparel market; our long-range strategic growth plan and our ability to achieve accelerated growth in the future; the expected impact of our strategic initiatives, including with respect to raising brand awareness, store development and future alliances and collaborations; our ability to manage inventory; the timing of any repurchases under our stock repurchase program; and expected changes in our store portfolio and long-term plans for new or relocated stores. The discussion of forward-looking information requires the management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 16, 2023, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to: changes in consumer spending in response to economic factors; the impact of rising inflation and the ongoing Russian invasion of Ukraine on the global economy; potential labor shortages; and the Company’s ability to execute on its digital and store strategies, ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended		For the six months ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Sales	$140,043	$144,634	$265,485	$272,289
Cost of goods sold including occupancy	69,664	69,316	134,190	133,104
Gross profit	70,379	75,318	131,295	139,185

Expenses:
Selling, general and administrative	47,446	49,461	95,727	96,058
Impairment (gain) of assets	—	(47)	—	(398)
Depreciation and amortization	3,468	3,992	6,945	7,979
Total expenses	50,914	53,406	102,672	103,639

Operating income	19,465	21,912	28,623	35,546

Loss on termination of pension plan	(4,174)	—	(4,174)	—
Interest income (expense), net	505	(100)	844	(243)

Income before provision (benefit) for income taxes	15,796	21,812	25,293	35,303
Provision (benefit) for income taxes	4,163	(35,130)	6,693	(35,027)

Net income	$11,633	$56,942	$18,600	$70,330

Net income per share:
Basic	$0.19	$0.91	$0.30	$1.11
Diluted	$0.18	$0.85	$0.28	$1.04

Weighted-average number of common shares outstanding:
Basic	61,977	62,688	62,334	63,384
Diluted	65,449	66,670	65,829	67,519

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
July 29, 2023, January 28, 2023 and July 30, 2022
(In thousands)
(unaudited)

	July 29,	January 28,	July 30,
	2023	2023	2022
ASSETS

Cash and cash equivalents	$19,246	$52,074	$22,176
Short-term investments	43,536	—	—
Inventories	87,532	93,004	96,728
Other current assets	7,638	8,934	9,954
Property and equipment, net	35,397	39,062	39,763
Operating lease right-of-use assets	132,930	124,356	127,443
Intangible assets	1,150	1,150	1,150
Deferred tax assets, net of valuation allowance	23,966	31,455	35,538
Other assets	565	563	567
Total assets	$351,960	$350,598	$333,319

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$20,899	$27,548	$27,962
Accrued expenses and other liabilities	31,327	41,581	36,092
Operating leases	149,634	144,241	151,570
Stockholders' equity	150,100	137,228	117,695
Total liabilities and stockholders' equity	$351,960	$350,598	$333,319

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME AND

ADJUSTED NET INCOME PER DILUTED SHARE

(unaudited)

	For the three months ended				For the six months ended
	July 29, 2023		July 30, 2022		July 29, 2023		July 30, 2022
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in millions, except per share data)
Net income (GAAP basis)	$11.6	$0.18	$56.9	$0.85	$18.6	$0.28	$70.3	$1.04

Adjust for impairment (gain) of assets	—		(0.0)		—		(0.4)
Add back loss on termination of pension plan	4.2		—		4.2		—
Add back actual income tax provision	4.2		(35.1)		6.7		(35.0)
Add income tax provision, assuming a normal tax rate of 26%	(5.2)		(5.7)		(7.7)		(9.1)
Adjusted net income (non-GAAP basis)	$14.8	$0.23	16.1	$0.24	$21.8	$0.33	$25.8	$0.38

Weighted average number of common shares outstanding on a diluted basis		65.4		66.7		65.8		67.5

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

(unaudited)

	For the three months ended		For the six months ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
(in millions)
Net income (GAAP basis)	$11.6	$56.9	$18.6	$70.3
Add back:
Impairment (gain) of assets	—	(0.0)	—	(0.4)
Loss on termination of pension plan	4.2	—	4.2	—
Provision (benefit) for income taxes	4.2	(35.1)	6.7	(35.0)
Interest (income) expense	(0.5)	0.1	(0.8)	0.2
Depreciation and amortization	3.5	4.0	6.9	8.0
Adjusted EBITDA (non-GAAP basis)	$22.9	$25.9	$35.6	$43.1

Sales	$140.0	$144.6	$265.5	$272.3
Adjusted EBITDA margin (non-GAAP), as a percentage of sales	16.4%	17.9%	13.4%	15.8%

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the six months ended
(in millions)	July 29, 2023	July 30, 2022
Cash flow from operating activities (GAAP basis)	$26.2	$23.8
Capital expenditures	(4.7)	(4.1)
Free Cash Flow (non-GAAP basis)	$21.6	$19.8

FISCAL 2023 FORECAST

GAAP TO NON-GAAP ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

GAAP to NON-GAAP ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER SHARE RECONCILIATION

(unaudited)

	Projected
	Fiscal 2023
(in millions, except per share data and percentages)		per diluted share

Net income (GAAP basis)	$29.1 - $34.2
Add back:
Loss from termination of pension plan	5.7
Provision for income taxes	11.3 - 13.1
Interest income, net	(2.0)
Depreciation and amortization	14.6
Adjusted EBITDA (non-GAAP basis)	$58.7 - $65.6

Sales (53-week basis)	$535.0 - $545.0
Adjusted EBITDA margin as a percentage of sales (non-GAAP basis)	11.0%-12.0%

Net income (GAAP basis)	$29.1 - $34.2	$0.45 -$0.53
Add back:
Loss from termination of pension plan, tax effected	$4.2	$0.06
Adjusted net income (non-GAAP basis)	$33.3 - $38.4	$0.51-$0.59

Weighted average common shares outstanding - diluted (1)	64.9
(1) No share repurchases have been assumed for the third and fourth quarter of fiscal 2023